      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 1995

                                     REGISTRATION NOS. 33-      AND 33-      -01
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                BFGOODRICH CAPITAL                              THE B.F.GOODRICH COMPANY
   (Exact name of registrant as specified in its      (Exact name of registrant as specified in its
                      charter)                                          charter)
                     DELAWARE                                           NEW YORK
     (State of incorporation or organization)                   (State of incorporation)
                    34-7031378                                         34-0252680
       (I.R.S. Employer Identification No.)               (I.R.S. Employer Identification No.)

                               ------------------

                              3925 EMBASSY PARKWAY
                             AKRON, OHIO 44333-1799
                                 (216) 374-3985
              (Address, including zip code, and telephone number,
       including area code, of Registrants' principal executive offices)
                               ------------------

                         NICHOLAS J. CALISE, SECRETARY
                            THE B.F.GOODRICH COMPANY
                              3925 EMBASSY PARKWAY
                             AKRON, OHIO 44333-1799
                                 (216) 374-3778
                    (Name, address, including zip code, and
          telephone number, including area code, of agent for service)
                               ------------------
                                   COPIES TO:

                  FRANK L. SCHIFF                                 ROBERT H. CRAFT, JR.
                   White & Case                                    Sullivan & Cromwell
            1155 Avenue of the Americas                      1701 Pennsylvania Avenue, N.W.
             New York, New York 10036                            Washington, D.C. 20006

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    AS SOON AS POSSIBLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                         AMOUNT        PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
               TITLE OF EACH CLASS OF                    TO BE        OFFERING PRICE PER     AGGREGATE OFFERING     REGISTRATION
            SECURITIES TO BE REGISTERED                REGISTERED           UNIT(1)             PRICE(1), (2)           FEE
- ------------------------------------------------------------------------------------------------------------------------------
BFGoodrich Capital   % Cumulative Quarterly Income
  Preferred Securities, Series A....................    5,060,000           $25.00              $126,500,000          $43,621
                                                       Preferred
                                                       Securities
- ------------------------------------------------------------------------------------------------------------------------------
The B.F.Goodrich Company Guarantee with respect to
  BFGoodrich Capital   % Cumulative Quarterly Income
  Preferred Securities, Series A(3).................
- ------------------------------------------------------------------------------------------------------------------------------
The B.F.Goodrich Company   % Junior Subordinated
  Debentures, Series A, Due 2025(4).................
- ------------------------------------------------------------------------------------------------------------------------------
    Total...........................................    5,060,000
                                                       Preferred            $25.00              $126,500,000          $43,621
                                                       Securities
- ------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee.

(2) Exclusive of accrued distributions, if any.

(3) No separate consideration will be received for The B.F.Goodrich Company Guarantee.

(4) The Junior Subordinated Debentures will be purchased by BFGoodrich Capital with the proceeds of the sale of the Preferred Securities. No separate consideration will be received for the Junior Subordinated Debentures.
                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                   SUBJECT TO COMPLETION, DATED JUNE 5, 1995

                         4,400,000 PREFERRED SECURITIES

                               BFGOODRICH CAPITAL
       % CUMULATIVE QUARTERLY INCOME PREFERRED SECURITIES, SERIES A ("QUIPS"*)
              (LIQUIDATION PREFERENCE $25 PER PREFERRED SECURITY)
      GUARANTEED TO THE EXTENT THE ISSUER HAS FUNDS AS SET FORTH HEREIN BY

                            THE B.F.GOODRICH COMPANY
                               ------------------
    The   % Cumulative Quarterly Income Preferred Securities, Series A (the
"Preferred Securities"), representing the trust certificates offered hereby, are being issued by BFGoodrich Capital, a trust formed under the laws of the State of Delaware (the "Issuer" or the "Trust"). The B.F.Goodrich Company, a New York corporation ("BFG"), is the owner of the trust interests represented by common securities (the "Common Securities") issued by the Issuer. The Bank of New York and The Bank of New York (Delaware) are the Trustee and the Delaware Trustee, respectively, of the Issuer. The Issuer exists for the sole purpose of issuing
its trust interests and investing the proceeds thereof in   % Junior
Subordinated Debentures, Series A, Due 2025 (the "Junior Subordinated Debentures") issued by BFG. The preferred interests represented by the Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the trust interests represented by the Common Securities issued by the Issuer. See "Description of the Preferred Securities -- Subordination of Common Securities".

    Holders of the Preferred Securities will be entitled to receive cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of
each year, commencing           , 1995, at the rate of     % per annum. BFG has
the right to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period thereon at any time for up to 20 consecutive quarters (each an "Extension Period"). If interest payments are so deferred, distributions on the Preferred Securities will also be deferred. During an Extension Period, distributions will continue to accrue, and holders of Preferred Securities will be required to accrue interest income for United States Federal income tax purposes. See "Description of the Junior Subordinated Debentures -- Option to Extend Interest Payment Period" and "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount".

    The payment of distributions, out of moneys held by the Issuer, and payments on liquidation of the Issuer or the redemption of Preferred Securities, as set forth below, are guaranteed to the extent set forth herein by BFG (the "Guarantee"). See "Description of the Guarantee". If BFG fails to make interest payments on the Junior Subordinated Debentures held by the Issuer, the Issuer will have insufficient funds to pay distributions on the Preferred Securities. The Guarantee does not cover payment of distributions when the Issuer does not have sufficient funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to enforce the rights of the Issuer under the Junior Subordinated Debentures held by the Issuer. BFG's obligations under the Guarantee are subordinate and junior in right of payment to all other liabilities of BFG except any liabilities that may be made pari passu expressly by their terms.

    The Preferred Securities are subject to mandatory redemption upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption. See "Description of Preferred Securities -- Redemption". BFG will have the
option at any time on or after           , 2000 to redeem, in whole or in part,
the Junior Subordinated Debentures. BFG also will have the right at any time, upon occurrence of a Tax Event (as defined herein), to redeem, in whole but not in part, the Junior Subordinated Debentures. In either such case, the principal amount of Junior Subordinated Debentures so redeemed may not exceed 103% of the amount of proceeds derived by BFG or its subsidiaries from the issuance and sale of Common Stock of BFG within two years preceding the date fixed for redemption. See "Description of Junior Subordinated Debentures -- Optional Redemption".

    The Junior Subordinated Debentures are subordinated and junior in right of payment to all Senior Indebtedness (as defined herein) of BFG. As of April 30, 1995, BFG had approximately $609.5 million of principal amount of indebtedness for borrowed money and capital lease obligations constituting Senior Indebtedness. The terms of the Junior Subordinated Debentures do not limit BFG's ability to incur additional Senior Indebtedness. See "Description of the Junior Subordinated Debentures -- Subordination".

    In the event of the liquidation of the Issuer, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation preference of $25 plus accrued and unpaid distributions thereon to the date of payment, subject to certain limitations. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution".

    Application will be made to list the Preferred Securities on the New York Stock Exchange.

    The Preferred Securities will be represented by global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Description of Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company".
                               ------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES.
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
               OFFENSE.

                               ------------------

                                                 INITIAL PUBLIC          UNDERWRITING          PROCEEDS TO THE
                                                 OFFERING PRICE         COMMISSION(1)           ISSUER(2),(3)
                                                 ---------------     --------------------     -----------------
Per Preferred Security.......................        $25.00                  (2)                   $25.00
Total(4).....................................     $110,000,000               (2)                $110,000,000

- ---------------
(1) The Issuer and BFG have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(2) In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures, the Underwriting Agreement provides that BFG will pay to the Underwriters, as compensation ("Underwriters' Compensation") for their arranging the investment therein of such proceeds, $.7875 per Preferred Security (or $3,465,000 in the aggregate). See "Underwriting".
(3) Expenses of the offering, which are payable by BFG, are estimated to be $450,000.
(4) The Trust and BFG have granted the Underwriters an option for 30 days to purchase up to an additional 660,000 Preferred Securities at the initial public offering price per Preferred Security, solely to cover over-allotments. BFG will pay Underwriters' Compensation in the amounts per Preferred Security set forth in Note 2 with respect to such additional Preferred Securities. If such option is exercised in full, the total Initial Public Offering Price, Underwriting Commission and Proceeds to the Issuer will be $126,500,000, $3,984,750 and $126,500,000, respectively. See
    "Underwriting".

                               ----------------------
    The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, and subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in
book-entry form through the facilities of DTC on or about            , 1995.
- ---------------

*QUIPS is a servicemark of Goldman, Sachs & Co.

                              GOLDMAN, SACHS & CO.
                               ------------------

               The date of this Prospectus is            , 1995.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                ---------------

     FOR NORTH CAROLINA PURCHASERS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.

                                ---------------

                             AVAILABLE INFORMATION

     BFG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by BFG may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which certain of BFG's securities are listed.

     BFG and the Issuer have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

     No separate financial statements of the Issuer are included herein. BFG considers that such financial statements would not be material to holders of the Preferred Securities because (i) all of the common securities of the Issuer are owned by BFG, a reporting company under the Exchange Act; (ii) the Issuer has no independent operations, but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Issuer and investing the proceeds thereof in the Junior Subordinated Debentures; and (iii) the obligations of the Issuer under the securities issued thereby, to the extent funds are available therefor, are fully and unconditionally guaranteed to the extent set forth herein by BFG.

                                ---------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by BFG with the Commission (File No. 1-892) pursuant to the Exchange Act are incorporated herein by reference:

          1. BFG's Annual Report on Form 10-K for the year ended December 31, 1994; and

          2. BFG's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

     All other documents filed by BFG pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     BFG will provide without charge to each person, including a beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents which are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to The B.F.Goodrich Company, 3925 Embassy Parkway, Akron, Ohio 44333-1799, Attention: Secretary, telephone: (216) 374-3985.

                                  RISK FACTORS

     Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters:

     SUBORDINATION OF GUARANTEE AND JUNIOR SUBORDINATED DEBENTURES. BFG's obligations under the Guarantee are subordinate and junior in right of payment to all other liabilities of BFG, except any liabilities that may be made pari passu expressly by their terms. The obligations of BFG under the Junior Subordinated Debentures are subordinate and junior in right of payment to Senior Indebtedness (as defined herein) of BFG. As of April 30, 1995, BFG had approximately $609.5 million of principal amount of indebtedness for borrowed money and capital lease obligations constituting Senior Indebtedness on a consolidated basis. In addition, as of April 30, 1995, there were approximately $70 million of contingent obligations constituting Senior Indebtedness where there exists a financially viable and unrelated primary obligor and where the risk of loss to BFG is, in the opinion of BFG, remote. There are no terms of the Preferred Securities, the Junior Subordinated Debentures or the Guarantee that limit BFG's ability to incur additional indebtedness, including indebtedness that would rank senior to the Junior Subordinated Debentures and the Guarantee. See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Junior Subordinated Debentures -- Subordination".

     The ability of the Issuer to pay amounts due on the Preferred Securities is solely dependent upon BFG making payments on the Junior Subordinated Debentures as and when required.

     OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES. BFG has the right under the Indenture to extend the interest payment period from time to time on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarters. Upon the termination of any such extended interest payment period and the payment of all amounts then due, BFG may select a new extended interest payment period, subject to the requirements described herein. During any such extended interest payment period, quarterly distributions on the Preferred Securities would be deferred (but would continue to accrue with interest thereon) by the Issuer. In the event that BFG exercises this right, during such period BFG may not declare or pay dividends or distributions (other than dividends or distributions in common stock of BFG) on, or redeem, purchase, acquire, or make a liquidation payment with respect to any of its capital stock, or make any guarantee payment with respect to the foregoing (other than payments under the Guarantee). Prior to the termination of any such extended interest payment period, BFG may further extend the interest payment period, provided that such extended interest payment period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters and that such extended interest payment period may not extend beyond the maturity date of the Junior Subordinated Debentures. If BFG should determine to exercise its extension right in the future, the market price of the Preferred Securities is likely to be affected. The Issuer and BFG believe that such an extension of an interest payment period on the Junior Subordinated Debentures is unlikely to occur. See "Description of the Preferred Securities -- Distributions" and "Description of the Junior Subordinated Debentures -- Option to Extend Interest Payment Period".

     Should an extended interest payment period occur, Preferred Security holders will continue to accrue interest income for United States Federal income tax purposes. As a result, such a holder will be required to include such interest in gross income for United States Federal income tax purposes in advance of the receipt of cash, and such holder will not receive the cash from the Issuer related to such income if such holder disposes of its Preferred Securities prior to the record date for payment of distributions. See "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount".

     RIGHTS UNDER THE GUARANTEE. The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Bank of New York will act as indenture trustee under the Guarantee for the purposes of compliance with the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will also be the trustee for the Junior Subordinated Debentures and will hold the Guarantee for the benefit of the holders of the Preferred Securities.

     The Guarantee guarantees to the holders of the Preferred Securities the payment (but not the collection) of (i) any accrued and unpaid distributions required to be paid on the Preferred Securities, to the extent the Issuer has funds legally available therefor, (ii) the Redemption Price (as defined herein), including all accrued and unpaid distributions, with respect to Preferred Securities called for redemption by the Issuer, to the extent the Issuer has funds legally available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with a redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Issuer has funds legally available therefor and (b) the amount of assets of the Issuer remaining available for distribution to holders of the Preferred Securities in liquidation of the Issuer. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may, after a period of 30 days has elapsed from such holder's written request to the Guarantee Trustee to enforce the Guarantee, institute a legal proceeding directly against BFG to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. If BFG were to default on its obligations under the Junior Subordinated Debentures, the Issuer would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would be required to rely on the enforcement by the Trustee of its rights, as registered holder of the Junior Subordinated Debentures, against BFG pursuant to the terms of the Junior Subordinated Debentures. See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Junior Subordinated Debentures -- Subordination" herein. The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

     TAX EVENT REDEMPTION. Upon the occurrence of a Tax Event, BFG has the right to redeem the Junior Subordinated Debentures, in whole but not in part, in which event the Issuer will redeem the Preferred Securities. The stated liquidation preference of the Preferred Securities redeemed upon such redemption of Junior Subordinated Debentures may not exceed the amount derived, directly or indirectly, by BFG or its subsidiaries from the issuance and sale of BFG's common stock within two years preceding the date fixed for such redemption. See "Description of the Preferred Securities -- Redemption" and "United States Taxation."

     LIMITED VOTING RIGHTS. Holders of Preferred Securities will have limited voting rights and, except upon the occurrence of certain events described herein, will not be entitled to vote to appoint, remove or replace the Trustee, which voting rights are vested exclusively in the holder of the Common Securities.

     TRADING CHARACTERISTICS OF PREFERRED SECURITIES. The Preferred Securities are expected to be approved for listing as an equity security on the New York Stock Exchange. Accordingly, the Preferred Securities are expected to trade at a price that takes into account the value, if any, of accrued and unpaid distributions; thus, purchasers will not pay and sellers will not receive any accrued and unpaid interest with respect to their undivided interests in Junior Subordinated Debentures owned through the Preferred

Securities that is not included in the trading price of the Preferred Securities. However, interest on the Junior Subordinated Debentures will be included in the gross income of U.S. Holders (as defined herein) of Preferred Securities as it accrues, rather than when it is paid. See "United States Taxation -- Income from Preferred Securities" and "-- Sale of Preferred Securities".

                               BFGOODRICH CAPITAL

     BFGoodrich Capital (the "Issuer") is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement executed by BFG, as sponsor for the Issuer, and the Trustee and the Delaware Trustee (each as defined herein) of such trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State on June 1, 1995. Such trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Issuer exists for the exclusive purposes of (i) issuing the Preferred Securities and Common Securities representing undivided beneficial interests in the assets of such Issuer, (ii) investing the gross proceeds of the sale of the Preferred Securities and Common Securities in the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be owned by BFG. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of an event of default under the Trust Agreement, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. BFG will acquire Common Securities having an aggregate liquidation amount equal to 3% of the total capital of the Issuer. The Issuer has a term of approximately 35 years, but may terminate earlier as provided in the Trust Agreement. The Issuer's business and affairs will be conducted by the Trustee. The holder of the Common Securities, or the holders of a majority in liquidation preference of the Preferred Securities if an Event of Default (as defined herein) has occurred and is continuing, will be entitled to appoint, remove or replace the Trustee and the Delaware Trustee of the Issuer. The duties and obligations of the Trustee and the Delaware Trustee shall be governed by the Trust Agreement. BFG will pay all fees and expenses related to the Issuer and the offering of Securities. The office of the Delaware Trustee in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of the Issuer is c/o The B.F.Goodrich Company, 3925 Embassy Parkway, Akron, Ohio 44333 (telephone number (216) 374-3985).

                            THE B.F.GOODRICH COMPANY

     BFG manufactures and supplies a wide variety of supplies and component parts for the aerospace industry and provides maintenance, repair and overhaul services on commercial, regional and general aviation aircraft. BFG also manufactures specialty plastics, specialty additives, sealants, coatings and adhesives products for a variety of end user applications. In addition, BFG produces chlor-alkali and olefins.

     BFG, with 1994 sales of $2.2 billion, is organized into two principal business segments: B.F.Goodrich Aerospace ("Aerospace") and B.F.Goodrich Specialty Chemicals ("Specialty Chemicals").

     BFG's Aerospace business is conducted through four major business groups:

     - Landing Systems Group manufactures landing gear and aircraft wheels and brakes for commercial, military, regional and business aviation customers.

     - Sensors and Integrated Systems Group manufactures sensors and related equipment; fuel and integrated utility measurement and management systems; engine ignition system components; electromechanical actuators; and aircraft windshield wiper systems for commercial, military, regional and business aviation customers.

     - Safety Systems Group manufactures aircraft evacuation slides and rafts; aircraft and helicopter de-icing systems; navigation, traffic alert and collision avoidance systems; weather detection systems; and airport and aircraft lighting components for commercial, military, regional, business and general aviation customers.

     - Maintenance, Repair and Overhaul Group provides maintenance, repair and overhaul of commercial airframes and components including landing gear, wheels and brakes, and instruments and avionics for commercial, regional, business and general aviation customers.

     BFG's Specialty Chemicals business is conducted through three major business groups:

     - Specialty Plastics Group manufactures thermoplastic polyurethane; high-heat, corrosion-resistant and low-combustibility plastics; and thermoset resins for reaction liquid polymer molded parts. Products are marketed and sold to manufacturers for film and sheet applications; fabric coatings; wire and cable coating and magnetic media. Specialty plastics are also used in automotive products; recreational vehicles and products; lawn and garden equipment; plumbing and industrial pipe; fire sprinkler systems and building material components.

     - Specialty Additives Group manufactures synthetic thickeners and emulsifiers; controlled release and suspension agents; polymer emulsions; dissolvable films; rubber and lubricant additives and plastic and adhesive modifiers. These products are used by manufacturers of personal care products; pharmaceuticals; liquid soaps and detergents; water treatment products; electronics; tires and petroleum products and molded plastics. Specialty additives are also used in textile printing manufacturing; nonwoven manufacturing; paper coating and saturation; graphic arts; and paints and industrial coatings.

     - Sealants, Coatings and Adhesives Group manufactures insulating glass sealants; construction sealants and water proofing coatings; commercial glazing products and roofing products. This Group also manufactures automotive sealants; adhesives and paint products; structural adhesives; laminating adhesives and rust paints and primers. Products are sold to manufacturers of windows; the construction and building maintenance industry; and automotive and aircraft assembly industries. Other products are sold in the automotive repair and residential maintenance markets.

     BFG's Other Operations consist of the chlor-alkali and olefins businesses which participate in a highly cyclical chlorine, caustic soda, ethylene and olefin co-product commodity market. Sales and operating results are largely dependent on industry supply and demand. BFG believes it does not have a significant market share and, as a result, products produced by this business are sold at established market prices.

     BFG maintains patent and technical assistance agreements, licenses and trademarks on its products, process technologies and expertise in most of the countries in which it operates. BFG conducts its business through numerous business groups of BFG and wholly- and majority-owned subsidiaries worldwide.

     The net sales and operating income for BFG for the periods shown were as follows:

                                          THREE MONTHS
                                         ENDED MARCH 31,           YEAR ENDED DECEMBER 31,
                                        -----------------     ----------------------------------
                                         1995       1994        1994         1993         1992
                                        ------     ------     --------     --------     --------
                                                         (DOLLARS IN MILLIONS)
NET SALES:
     Aerospace......................    $276.6     $255.8     $1,050.3     $  855.4     $  750.0
     Specialty Chemicals............     261.5      209.7        988.6        829.6        825.1
     Other Operations...............      55.9       36.9        160.3        133.3         72.8
                                        ------     ------     --------     --------     --------
     Total..........................    $594.0     $502.4     $2,199.2     $1,818.3     $1,647.9
                                        ======     ======     ========     ========     ========
OPERATING INCOME:
     Aerospace......................    $ 27.8     $ 28.7     $  121.9     $   91.3     $   83.2
     Specialty Chemicals............      12.0       10.1         86.7         45.0         40.9
     Other Operations...............      19.4       (1.2)        24.1          4.0         14.5
     Corporate......................     (11.7)     (11.4)       (53.0)       (57.6)       (63.6)
                                        ------     ------     --------     --------     --------
     Total..........................    $ 47.5     $ 26.2     $  179.7     $   82.7     $   75.0
                                        ======     ======     ========     ========     ========

     The principal executive offices of BFG are located in Bath Township, Summit County, Ohio with a mailing address at 3925 Embassy Parkway, Akron, Ohio 44333-1799 (telephone (216) 374-3985).

     The Company was incorporated under the laws of the State of New York on May 2, 1912 as the successor to a business founded in 1870.

                      SUMMARY FINANCIAL INFORMATION OF BFG

     The selected financial data presented below under the captions "Statement of Income Data" and "Balance Sheet Data" have been derived from the consolidated financial statements of BFG for each of the years in the five-year period ended December 31, 1994, which have been audited by Ernst & Young LLP, independent auditors. The selected financial data presented below for each of the quarters ended March 31, 1995 and 1994 have been derived from BFG's unaudited consolidated financial statements and reflect all adjustments and accruals that are, in the opinion of BFG's management, necessary for a fair presentation of BFG's results of operations and financial position for such quarters.

     The audited consolidated financial statements of BFG as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, and the independent auditor's report thereon, and the unaudited consolidated financial statements as of March 31, 1995 and 1994 and for each of the periods then ended, have been incorporated by reference herein. See "Incorporation of Certain Documents by Reference". This summary financial data should be read in conjunction with such consolidated financial statements and notes thereto.

                                                                                                       THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                       MARCH 31,
                                                ----------------------------------------------------   -------------------
                                                  1990       1991       1992       1993       1994       1994       1995
                                                --------   --------   --------   --------   --------   --------   --------
                                                              (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

STATEMENT OF INCOME DATA1/:
  Sales from continuing operations............. $1,420.5   $1,572.5   $1,647.9   $1,818.3   $2,199.2   $  502.4   $  594.0
  Cost of sales................................    964.8    1,098.4    1,133.1    1,278.3    1,523.3      359.0      416.1
  Gross profit.................................    455.7      474.1      514.8      540.0      675.9      143.4      177.9
  Selling and administrative expenses..........    335.0      369.5      429.1      444.0      496.2      117.2      130.4
  Total operating income.......................    120.7       93.1       75.0       82.7      179.7       26.2       47.5
  Interest expense.............................     21.5       37.1       39.3       38.3       47.7       11.7       12.4
  Interest income..............................     24.8       10.7        3.9        5.2        1.8         .4         .4
  Income tax (expense).........................     (4.4)     (22.5)      (2.5)        --      (42.9)      (3.1)     (11.0)
  Income from continuing operations before
    cumulative effect of change in method of
    accounting.................................     99.8       21.6       11.9       15.3       65.7        4.9       17.6
  Income (loss) from discontinued operations...     36.5     (102.2)     (21.3)     113.0       10.0         --         --
  Cumulative effect of change in method of
    accounting.................................       --         --     (286.5)        --         --         --         --
  Net income (loss)............................    136.3      (80.6)    (295.9)     128.3       75.7        4.9       17.6
  Income from continuing operations per share
    of common stock............................ $   3.60   $    .52   $    .14   $    .28   $   2.24   $    .11   $    .61
  Net income (loss) per share of common
    stock......................................     5.04      (3.50)    (11.90)      4.68       2.63        .11        .61
  Dividends per share of common stock..........     2.12       2.20       2.20       2.20       2.20        .55        .55
  Ratio of earnings to fixed charges2/.........     4.23       1.83       1.20       1.19       2.64                  2.68
  Ratio of earnings to fixed charges and
    preferred dividends3/......................     3.01       1.38         --         --       2.20                  2.27
  Pro forma ratio of earnings to fixed
    charges(4).................................                                                 2.31                  2.36
  Pro forma ratio of earnings to fixed charges
    and preferred dividends(4).................                                                 2.31                  2.36
BALANCE SHEET DATA:
  Current assets............................... $  947.6   $  775.9   $  797.1   $  793.8   $  878.8   $  813.4   $  920.8
  Current liabilities..........................    667.2      530.0      565.5      469.4      638.0      522.2      677.4
  Net working capital..........................    280.4      245.9      231.6      324.4      240.8      291.2      243.4
  Net property.................................  1,155.3    1,171.0    1,215.8      836.0      873.3      834.9      877.8
  Total assets.................................  2,414.2    2,270.6    2,451.7    2,359.9    2,468.9    2,378.1    2,510.8
  Non-current long-term debt and capital lease
    obligations................................    209.8      344.2      403.1      486.5      427.1      460.1      419.7
  Redeemable preferred stocks..................      8.7        7.5        6.3        3.8         --        3.8         --
  Total shareholders' equity...................  1,358.9    1,214.0      828.8      895.3      922.6      886.2      924.6

- ---------------
1/ All Statement of Income Data have been restated to exclude results of the former Geon Vinyl Division which was divested in 1993 and is now accounted for as discontinued operations.

2/ For the purpose of computing the ratio of earnings to fixed charges, "earnings" represent income from continuing operations before income taxes and cumulative effect of change in method of accounting, fixed charges (excluding capitalized interest), amortization of previously capitalized interest and undistributed earnings (losses) of affiliated companies that are accounted for on the equity method. "Fixed charges" consist of interest expense (including capitalized interest and interest costs on company-owned life insurance policies), amortization of deferred debt expenses and discount or premium and the portion of rental expense representative of an interest factor.

3/ In 1992 and 1993, earnings were insufficient to cover fixed charges and preferred stock dividends by $0.6 and $0.9, respectively.

4/ Assuming the Underwriters' over-allotment option is not exercised.

                                USE OF PROCEEDS

     The proceeds from the sale of the Preferred Securities will be used by the Issuer to purchase the Junior Subordinated Debentures issued by BFG, as described herein. BFG expects to use the proceeds to redeem all of the outstanding shares of BFG's $3.50 Cumulative Convertible Preferred Stock, Series D, or for other general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of BFG as of March 31, 1995, and as adjusted to reflect the application of the estimated net proceeds from the sale of the Preferred Securities (assuming the Underwriters' over-allotment option is not exercised) as described under "Use of Proceeds".

                                                                           MARCH 31, 1995
                                                                     --------------------------
                                                                       ACTUAL       AS ADJUSTED
                                                                     ----------     -----------
                                                                        (DOLLARS IN MILLIONS)
Short-term bank debt.............................................     $  121.1       $   121.1
Current maturities of long-term debt and capital lease
  obligations....................................................         55.3            55.3
Long-term debt and capital lease obligations.....................        419.7           419.7
Company-obligated minority interest in subsidiary(1).............           --           106.1
Shareholders' Equity:
     $3.50 Cumulative Convertible Preferred Stock, Series D......        110.0              --
     Common Stock................................................        129.8           129.8
     Additional Capital..........................................        402.5           402.5
     Income retained in the business.............................        307.1           305.6
     Translation adjustments, minimum pension liability and
       unearned stock awards.....................................        (21.3)          (21.3)
     Common stock held in Treasury...............................         (3.5)           (3.5)
                                                                      --------        --------
     Total Shareholders' Equity..................................        924.6           813.1
                                                                      --------        --------
Total Capitalization.............................................     $1,520.7       $ 1,515.3
                                                                      ========        ========

- ---------------
(1) As described herein, the assets of the Issuer will include $110 of Junior Subordinated Debentures of BFG which will constitute approximately 97% of the total assets of the Issuer less issuance costs.

RECENT DEVELOPMENTS

     On May 4, 1995 BFG sold its wholly-owned subsidiary, Arrowhead Industrial Water, Inc., for $80 million in cash, subject to adjustments. The proceeds were used to reduce short-term debt. In addition, on May 17, 1995, BFG issued $20 million of long-term debt. These proceeds were also used to reduce short-term debt.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The Trust Agreement among BFG as Depositor (the "Depositor"), The Bank of New York, as Trustee, and The Bank of New York (Delaware), as Delaware Trustee, authorizes and creates the Issuer. Pursuant to the terms of the Trust Agreement, the Trustee has created the Preferred Securities and the Common Securities (together, the "Issuer Securities"). The Preferred Securities represent undivided beneficial interests in the Issuer and entitle the holders thereof to a preference in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. The following summaries of certain provisions of the Trust Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular sections or defined terms of the Trust Agreement are referred to, such sections or defined terms are incorporated herein by reference. The Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     All of the Common Securities are owned by BFG. The Common Securities rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except as described under "-- Subordination of Common Securities". (Section 4.03) The Junior Subordinated Debentures will be owned by the Trustee and held in trust for the benefit of the holders of the Issuer Securities. (Section 2.09) The Guarantee is a full and unconditional guarantee with respect to the Preferred Securities but does not guarantee payment of distributions or amounts payable on redemption or liquidation of the Preferred Securities when the Issuer does not have funds legally available to make such payments.

DISTRIBUTIONS

     The distributions payable on each Preferred Security will be fixed at a
rate per annum of   % of the stated liquidation preference of $25 per Preferred
Security. Distributions that are in arrears for more than one quarter will bear
interest on the amount thereof at the rate per annum of   % thereof. The term
"distributions" as used herein includes any such interest payable, unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. (Sections 4.01(a) and 4.01(b)).

     Distributions on the Preferred Securities will be cumulative, will accrue
from             , 1995, the date of initial issuance thereof, and will be
payable quarterly in arrears, on March 31, June 30, September 30 and December 31
of each year, commencing             , 1995, except as otherwise described
below. In the event that any date on which distributions are otherwise payable on the Preferred Securities is not a Business Day, payment of the distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which distributions are otherwise payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the Corporate Trust Office of the Trustee or the Debenture Trustee (as defined herein) is closed for business. (Section 4.01(a)).

     BFG has the right, under the Indenture pursuant to which it will issue the Junior Subordinated Debentures (the "Indenture"), to extend the interest payment period from time to time on the Junior Subordinated Debentures to a period not exceeding 20 consecutive quarters, with the consequence that quarterly distributions on the Preferred Securities would be deferred (but would continue to accrue with interest thereon, including interest payable on unpaid interest at the rate per annum set forth above, compounded quarterly) by the Issuer during any such extended interest payment period. In the event that BFG exercises this right, during such period BFG may not declare or pay any dividends or distributions (other than dividends or distributions in common stock of BFG) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee). Prior to the termination of any such extended interest payment period, BFG may further extend the interest payment period, provided that such extended interest payment period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity of the Junior Subordinated Debentures. Upon the termination of any extended interest payment period and the payment of all amounts then due, BFG may select a new extended interest payment period, subject to the above requirements. See "Description of the Junior Subordinated Debentures -- Interest" and "-- Option to Extend Interest Payment Period".

     It is anticipated that the income of the Issuer available for distribution to the holders of the Preferred Securities will be limited to payments under the Junior Subordinated Debentures in which the Issuer will invest the proceeds from the issuance and sale of the Preferred Securities and the Common Securities. See "Description of the Junior Subordinated Debentures". If BFG does not make interest payments on the Junior Subordinated Debentures, the Trustee will not have funds available to pay distributions on the Preferred Securities. The payment of distributions (if and to the extent the Issuer has funds legally available for the payment of such distributions and cash sufficient to make such payments) is guaranteed on a limited basis by BFG as set forth herein under "Description of the Guarantee".

     Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of the Issuer on the relevant record dates, which, as long as the Preferred Securities remain in book-entry-only form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "Book-Entry-Only Issuance -- The Depository Trust Company" below. In the event the Preferred Securities do not remain in book-entry-only form, the relevant record date shall be the date 15 days prior to the relevant Distribution Date. (Section 4.01(d)).

REDEMPTION

     Upon the repayment of the Junior Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment shall be applied by the Trustee to redeem a Like Amount (as defined below) of Preferred Securities, upon not less than 30 nor more than 60 days' notice, at the Redemption Price. Such payment in redemption shall be due without limitation and in all events. See "Description of the Junior Subordinated Debentures -- Optional Redemption".

     BFG has the right to redeem the Junior Subordinated Debentures (a) on or
after             , 2000, in whole or in part, subject to the conditions
described under "Description of the Junior Subordinated Debentures -- Optional Redemption", or (b) at any time, in whole but not in part, on occurrence of a Tax Event (as defined below) and subject to the further conditions described under "Description of the Junior Subordinated Debentures -- Optional Redemption".

     The stated liquidation preference of the Preferred Securities redeemed pursuant to a redemption of the Junior Subordinated Debentures in either of the circumstances referred to above may not exceed the amount derived, directly or indirectly, by BFG from the issuance and sale of BFG's common stock within two years preceding the date fixed for such redemption.

     "Tax Event" means the receipt by the Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action"), or (c) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision or any interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Issuer is, or will be, subject to United States Federal income tax with respect to interest received on the Junior Subordinated Debentures, (ii) interest payable by BFG on the Junior Subordinated Debentures is not, or will not be, fully deductible for United States Federal income tax purposes, or (iii) the Issuer is or will be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Like Amount" means (i) with respect to a redemption of Preferred Securities, Preferred Securities having a Liquidation Amount equal to the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture and the proceeds of which will be used to pay the Redemption Price of such Preferred Securities and (ii) with respect to a distribution to holders of Preferred Securities of Junior Subordinated Debentures in connection with a liquidation of the Issuer upon the bankruptcy, dissolution or liquidation of BFG, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Preferred Securities of the holder to whom such Junior Subordinated Debentures are distributed.

REDEMPTION PROCEDURES

     Preferred Securities redeemed on each redemption date shall be redeemed at the Redemption Price with the proceeds from the contemporaneous redemption of Junior Subordinated Debentures. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be deemed payable on each Redemption Date only to the extent that the Issuer has funds legally available for the payment of such Redemption Price. (Section 4.02(e)). See also "-- Subordination of Common Securities".

     If the Issuer gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York time, on the Redemption Date, the Trustee will irrevocably deposit with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "Book-Entry-Only Issuance -- The Depository Trust Company". If the Preferred Securities are no longer in book-entry-only form, the Issuer will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the Redemption Date, all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Issuer or by BFG pursuant to the Guarantee described herein under "Description of the Guarantee", distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

     Subject to applicable law (including, without limitation, United States federal securities law), BFG or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

     Payment of the Redemption Price on the Preferred Securities to holders of Preferred Securities shall be made to the recordholders thereof as they appear on the register for the Preferred Securities on the relevant record date, which shall be one Business Day prior to the relevant Redemption Date; provided, however, that in the event that the Preferred Securities do not remain in book-entry-only form, the relevant record date shall be the date 15 days prior to the Redemption Date. (Section 4.02(g)).

     If less than all the securities issued by the Issuer are to be redeemed on a Redemption Date, then the aggregate liquidation preference of such securities to be redeemed shall be allocated 3% to the Common Securities and 97% to the Preferred Securities. The particular Preferred Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or integral multiples thereof) of the liquidation preference of Preferred Securities of a denomination larger than $25. The Trustee shall promptly notify the security registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the liquidation preference thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the liquidation preference of Preferred Securities that has been or is to be redeemed. (Section 4.02(h)).

SUBORDINATION OF COMMON SECURITIES

     Payment of distributions on, and the Redemption Price of, the Issuer Securities, as applicable, shall be made pro rata based on the liquidation preference of the Issuer Securities; provided, however, that if on any Distribution Date or Redemption Date an Event of Default (as defined below, see "-- Events of Default; Notice") under the Trust Agreement shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any Common Security, and no other payment on account of the redemption, liquidation or other acquisition of Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all outstanding Preferred Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all outstanding Preferred Securities, shall have been made or provided for, and all funds available to the Trustee shall first be applied to the payment in full in cash of all distributions on, or Redemption Price of, Preferred Securities then due and payable. (Section 4.03).

     In the case of any Event of Default under the Trust Agreement resulting from an "Event of Default" under the Indenture, the holder of Common Securities will be deemed to have waived any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Trustee shall act solely on behalf of the holders of the Preferred Securities and not the holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     Pursuant to the Trust Agreement, the Issuer shall be liquidated by the Trustee on the first to occur of: (i) December 31, 2030, the expiration of the term of the Trust; (ii) the bankruptcy, dissolution or liquidation of BFG; and
(iii) the redemption of all of the Preferred Securities. (Sections 9.01 and 9.02).

     If an early termination occurs as described in clause (ii) above, the Issuer shall be liquidated by the Trustee as expeditiously as the Trustee determines to be appropriate by distributing to each holder of Preferred Securities and Common Securities a Like Amount of Junior Subordinated Debentures, unless such distribution is determined by the Trustee not to be practical, in which event such holders will be entitled to receive, out of the assets of the Issuer available for distribution to holders after satisfaction of liabilities of creditors, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the stated liquidation preference of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer on the Preferred Securities shall be paid on a pro rata basis. The holder(s) of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if an Event of Default has occurred and is continuing under the Trust Agreement, the Preferred Securities shall have a preference over the Common Securities. (Sections 9.04(a) and 9.04(d)).

EVENTS OF DEFAULT; NOTICE

     Any one of the following events constitutes an "Event of Default" under the Trust Agreement with respect to the Preferred Securities issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (i) the occurrence of an "Event of Default" as defined in Section 501 of the Indenture (see "Description of Junior Subordinated Debentures -- Events of Default"); or

          (ii) default by the Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

          (iii) default by the Trustee in the payment of any Redemption Price of any Preferred Security or Common Security when it becomes due and payable; or

          (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustee in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is specifically dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Trustee by the Holders of at least 10% in Liquidation Amount of the outstanding Preferred Securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

          (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Trustee.

     Within five Business Days after the occurrence of any Event of Default, the Trustee shall transmit notice of any such Event of Default actually known to the Trustee to the holders of Preferred Securities and the Depositor, unless such Event of Default shall have been cured or waived.

     Unless an Event of Default shall have occurred and be continuing, the Trustee may be removed at any time by act of the holder of the Common Securities. If an Event of Default has occurred and is continuing, the Trustee may be removed at such time by act of the holders of a majority in liquidation preference of the Preferred Securities, delivered to the Trustee (in its individual capacity and on behalf of the Issuer). No registration or removal of the Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor Trustee in accordance with the provisions of the Trust Agreement. (Section 8.10).

     If an Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon dissolution of the Issuer as described above. See "-- Liquidation Distribution Upon Dissolution".

MERGER OR CONSOLIDATION OF THE TRUSTEE OR THE DELAWARE TRUSTEE

     Any corporation into which the Trustee or the Delaware Trustee may be merged or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee or the Delaware Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Trustee or the Delaware Trustee, shall be the successor to the Trustee or the Delaware Trustee under the Trust Agreement, provided such corporation shall be otherwise qualified and eligible. (Section 8.12).

VOTING RIGHTS

     Except as provided below and under "Description of the Guarantee -- Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights. (Section 6.01(a)).

     If any proposed amendment to the Trust Agreement provides for, or the Issuer otherwise proposes to effect (i) any action that would adversely affect the powers, preferences or special rights of the holders of the Preferred Securities, whether by way of amendment to the Trust Agreement or otherwise or
(ii) the
dissolution, winding-up or termination of the Issuer, other than pursuant to the Trust Agreement, then the holders of outstanding Preferred Securities will be entitled to vote on such amendment or proposal of the Trustee (but not on any other amendment or proposal as a class), and such amendment or proposal shall not be effective except with the approval of the holders of 66 2/3% in liquidation preference of such outstanding Preferred Securities. (Section 6.02(c)).

     So long as any Junior Subordinated Debentures are held by the Trustee, the Trustee shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee (as defined herein), or executing any trust or power conferred on the Debenture Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default which is waivable under Section 513 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least 66 2/3% in liquidation preference of the outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Trustee without the prior consent of each holder of Preferred Securities. The Trustee shall not revoke any action previously authorized or approved by a vote of the Preferred Securities. The Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Debenture Trustee. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trustee shall obtain an opinion of counsel experienced in such matters to the effect that the Issuer will not be classified as a corporation or partnership for United States federal income tax purposes on account of such action. (Section 6.01(b)).

     Any required approval of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement. (Section 6.02).

     No vote or consent of the holders of Preferred Securities will be required for the Issuer to redeem and cancel Preferred Securities in accordance with the Trust Agreement.

     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by BFG, the Trustee or any affiliate of BFG or the Trustee, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

CO-TRUSTEES AND SEPARATE TRUSTEE

     Unless an Event of Default under the Trust Agreement shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the holder of the Common Securities and the Trustee shall have power to appoint, and upon the written request of the Trustee, BFG, as Depositor, shall for such purpose join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint one or more persons approved by the Trustee either to act as co-trustee, jointly with the Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement provisions of this Section. If BFG, as Depositor, does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default under the Indenture has occurred and is continuing, the Trustee alone shall have power to make such appointment. (Section 8.09).

PAYMENT AND PAYING AGENCY

     Payments in respect of the Preferred Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The Paying Agent shall initially be BFG. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Trustee and the Depositor. In the event that BFG shall no longer be the Paying Agent, the Trustee shall appoint a successor to act as Paying Agent (which shall be a bank or trust company). (Sections 4.04 and 5.09).

BOOK-ENTRY-ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     DTC will act as securities depository for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Security certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement of securities transactions among Participants through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc. (the "New York Stock Exchange"), the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

     Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distribution payments on the Preferred Securities will be made by the Issuer to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Issuer or BFG, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Issuer, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Issuer. If DTC stops providing such services and a successor securities depository is not obtained, Preferred Security certificates must be printed and delivered. Additionally, the Issuer (with the consent of BFG) could decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, definitive certificates for the Preferred Securities will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof. The Issuer has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

REGISTRAR AND TRANSFER AGENT

     The Bank of New York will act as registrar and transfer agent for the Preferred Securities.

     Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Issuer, but upon payment (with the giving of such indemnity as the Issuer or BFG may require) in respect of any tax or other governmental charges which may be imposed in relation to it.

     The Issuer will not be required to register or cause to be registered any transfer of Preferred Securities after they have been called for redemption.

CONCERNING THE TRUSTEE

     BFG and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of their businesses.

MISCELLANEOUS

     Application has been made to list the Preferred Securities on the New York Stock Exchange.

     The Trustee is authorized and directed to conduct its affairs and to operate the Issuer so that the Issuer will not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for United States Federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of BFG for United States Federal income tax purposes. In this connection, the Trustee is authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Trust Agreement, that the Trustee determines in its discretion to be necessary or desirable for such purposes, as long as such action does not adversely affect the interests of the holders of the Preferred Securities.

     Holders of the Preferred Securities have no preemptive rights.

                          DESCRIPTION OF THE GUARANTEE

     Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by BFG for the benefit of the holders from time to time of Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee (the "Guarantee Trustee") under the Guarantee for the purposes of compliance with the Trust Indenture Act. The terms of the Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

GENERAL

     BFG will fully and unconditionally agree, to the extent set forth herein, to pay the Guarantee Payments (as defined below) in full to the holders of the Preferred Securities (except to the extent paid by or on behalf of the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Issuer (the "Guarantee Payments"), will be subject to the Guarantee (without duplication):
(i) any accrued and unpaid distributions required to be paid on the Preferred Securities, to the extent the Issuer has funds legally available therefor, (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), with respect to any Preferred Securities called for redemption by the Issuer, to the extent the Issuer has funds legally available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with a redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Issuer has funds legally available therefor, and (b) the amount of assets of the Issuer remaining available for distribution to holders of Preferred Securities in liquidation of the Issuer. BFG's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by BFG to the holders of Preferred Securities or by causing the Issuer to pay such amounts to such holders.

     The Guarantee will be a full and unconditional guarantee with respect to the Preferred Securities issued by the Issuer from the time of issuance of the Preferred Securities, but will not apply to any payment of distributions if and to the extent that the Issuer does not have funds legally available to make such payments or to collection of payment. If BFG does not make interest payments on the Junior Subordinated Debentures held by the Issuer, it is expected that the Issuer will not pay distributions on the Preferred Securities. The Guarantee will rank subordinate and junior in right of payment to all liabilities of BFG (except those made pari passu by their terms). See "-- Status of the Guarantee".

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the terms of the Guarantee may be changed only with the prior approval of the holders of not less than 66 2/3% in liquidation preference of the outstanding Preferred Securities. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of BFG and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of BFG to perform any of its payment obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

     If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may, after a period of 30 days has elapsed from such holder's written request to the Guarantee Trustee to enforce the Guarantee, institute a legal proceeding directly against BFG to enforce the Guarantee Trustee's rights under such Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity.

     BFG will be required to provide annually to the Guarantee Trustee a statement as to the performance by BFG of certain of its obligations under the Guarantee and as to any default in such performance.

     BFG will also be required to file annually with the Guarantee Trustee an officer's certificate as to BFG's compliance with all conditions under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, prior to the occurrence of a default by BFG in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities, the distribution of Junior Subordinated Debentures to holders of Preferred Securities in exchange for all of the Preferred Securities or upon full payment of the amounts payable upon liquidation of the Issuer. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of BFG and will rank
(i) subordinate and junior in right of payment to all liabilities of BFG (except liabilities that may be made pari passu by their terms), (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by BFG and with any guarantee now or hereafter entered into by BFG in respect of any preferred or preference stock of any affiliate of BFG and (iii) senior to BFG's common stock. The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

     The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity).

GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     Set forth below is a description of the specific terms of the Junior Subordinated Debentures in which the Issuer will invest the proceeds of the issuance and sale of the Issuer Securities. The following description does not purport to be complete and is qualified in its entirety by reference to the
description in the Indenture (the "Indenture") dated as of           , 1995,
between BFG and The Bank of New York, as trustee with respect to the Junior Subordinated Debentures (the "Debenture Trustee"), which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section references used herein are references to provisions of the Indenture unless otherwise noted.

GENERAL

     The Junior Subordinated Debentures will be limited in aggregate principal amount to approximately $130.4 million, such amount being the sum of the aggregate stated liquidation preference of the Preferred Securities and the consideration paid by BFG for the Common Securities. The Junior Subordinated Debentures are unsecured, subordinated obligations of BFG which rank junior to all of BFG's Senior Indebtedness (as defined below).

     The entire outstanding principal amount of the Junior Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as hereinafter defined), if
any, on           , 2025.

OPTIONAL REDEMPTION

     On or after           , 2000 and subject to the Equity Call Requirement (as
defined below), BFG will have the right, at any time and from time to time, to redeem the Junior Subordinated Debentures, in whole or in part, at a redemption price equal to 100% of the principal amount of the Junior Subordinated Debentures being redeemed, together with any accrued but unpaid interest, including Additional Interest, if any, to the redemption date.

     If a Tax Event shall occur and be continuing and, subject to the Equity Call Requirement, BFG shall have the right to redeem the Junior Subordinated Debentures in whole but not in part, at a Redemption Price equal to 100% of the principal amount of Junior Subordinated Debentures then outstanding plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date.

     The principal amount of the Junior Subordinated Debentures redeemed in the circumstances described in either of the two immediately preceding paragraphs may not exceed 103% of the amount of the proceeds derived, directly or indirectly, by BFG or its subsidiaries from the issuance and sale of BFG's common stock within two years preceding the date fixed for redemption (the "Equity Call Requirement"). For so long as the Issuer is the holder of all the outstanding Junior Subordinated Debentures, the proceeds of any such redemption will be used by the Issuer to redeem Preferred Securities in accordance with their terms. BFG may not redeem the Junior Subordinated Debentures in part unless all accrued and unpaid interest (including any Additional Interest) has been paid in full on all outstanding Junior Subordinated Debentures for all quarterly interest periods terminating on or prior to the date of redemption.

     Any optional redemption of the Junior Subordinated Debentures shall be made upon not less than 30 nor more than 60 days' notice, as provided in the Indenture.

INTEREST

     The Junior Subordinated Debentures shall bear interest at the rate of   %
per annum. Such interest is payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"),
commencing           , 1995, to the person in whose name each Junior
Subordinated Debenture is registered, subject to certain exceptions, by the close of business on the Business Day next preceding such Interest Payment Date. It is anticipated that the Issuer will be the sole holder of the Junior Subordinated Debentures.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     BFG shall have the right at any time during the term of the Junior Subordinated Debentures to extend the interest payment period from time to time to a period not exceeding 20 consecutive quarters (the "Extension Period") during which period interest will compound quarterly. At the end of this Extension Period BFG must pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Junior Subordinated Debentures to the extent permitted by applicable law). However, during any such Extension Period, BFG shall not declare or pay any dividend or distribution (other than a dividend or distribution in common stock of BFG) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee). Prior to the termination of any such Extension Period, BFG may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof shall not exceed 20 consecutive quarters at any one time or extend beyond the maturity date of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, BFG may select a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. BFG must give the Issuer and the Debenture Trustee notice of its selection of such Extension Period at least one Business Day prior to the earlier of (i) the date the distributions on the Preferred Securities are payable or (ii) the date the Issuer is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date or the date such distributions are payable, but in any event not less than one Business Day prior to such record date. BFG shall cause the Trustee to give notice of BFG's selection of such Extension Period to the holders of the Preferred Securities.

ADDITIONAL INTEREST

     If at any time the Issuer shall be required to pay any interest on distributions in arrears in respect of the Preferred Securities pursuant to the terms thereof, BFG will pay as interest to the Issuer as the holder of the Junior Subordinated Debentures an amount of additional interest ("Additional Interest") equal to such interest on distributions in arrears. In addition, if the Issuer would be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority, then, in any case, BFG will also pay as Additional Interest such amounts as shall be required so that the net amounts received and retained by the Issuer after paying such taxes, duties, assessments or governmental charges will be not less than the amounts the Issuer would have received had no such taxes, duties, assessments or governmental charges been imposed.

SET-OFF

     Notwithstanding anything to the contrary in the Indenture, BFG shall have the right to set-off any payment it is otherwise required to make thereunder to the extent BFG has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

SUBORDINATION

     The Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness (as defined below) of BFG as provided in the Indenture. The Junior Debentures rank equal with obligations to trade creditors of BFG. No payment of principal of (including redemption and sinking fund payments), or interest on, the Junior Subordinated Debentures may be made if BFG has defaulted on any payment of Senior Indebtedness when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Indebtedness has been accelerated because of a default. (Section 1102). Upon any distribution of assets of BFG to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debentures are entitled to receive or retain any payment thereon. (Section 1103). Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Junior Subordinated Debentures are paid in full. (Section 1104).

     The term "Senior Indebtedness" shall mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

          (a) all indebtedness of BFG on a consolidated basis (other than any obligations to trade creditors) evidenced by notes, debentures, bonds or other securities sold by BFG for money borrowed and capitalized lease obligations;

          (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by BFG or in effect guaranteed by BFG; and

          (c) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) or (b), unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Junior Subordinated Debentures. (Section 101).

     The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of April 30, 1995, BFG had approximately $609.5 million of principal amount of indebtedness for borrowed money constituting Senior Indebtedness on a consolidated basis. In addition, as of April 30, 1995, there were approximately $70 million of contingent obligations constituting Senior Indebtedness where there exists a financially viable and unrelated primary obligor and where the risk of loss to BFG is, in the opinion of BFG, remote.

CERTAIN COVENANTS OF BFG

     Pursuant to the Indenture, BFG will covenant that it will not declare or pay any dividends or distributions (other than dividends or distributions in common stock of BFG) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee) if at such time (i) there shall have occurred any event of which BFG has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an Event of Default under the Indenture and (b) in respect of which BFG shall not have taken reasonable steps to cure, (ii) BFG shall be in default with respect to its payment of any obligations under the Guarantee or
(iii) BFG shall have given notice of its selection of an extended interest payment period as provided in the Indenture and such period, or any extension thereof, shall be continuing. (Section 1008). BFG will also covenant (i) to maintain 100% ownership of the Common Securities of the Issuer, (ii) not to voluntarily dissolve, wind-up or terminate the Trust, except in connection with the distribution of the Junior Subordinated Debentures to the holders of the Preferred Securities in liquidation of the Issuer or in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer to remain a business trust and otherwise not to be classified as a corporation for United States Federal income tax purposes. (Section 1008).

EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events, that has occurred and is continuing constitutes an "Event of Default" with respect to the Junior Subordinated Debentures:

          (a) failure for 10 days to pay interest on the Junior Subordinated Debentures, including any Additional Interest in respect thereof, when due (subject to the deferral of any due date in the case of an Extension Period); or

          (b) failure to pay principal on the Junior Subordinated Debentures when due whether at maturity, upon redemption by declaration or otherwise; or

          (c) failure to observe or perform in any material respect any other covenant contained in the Indenture for 90 days after written notice to BFG from the Debenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Debentures; or

          (d) certain events in bankruptcy, insolvency or reorganization of BFG. (Section 501).

     The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. (Section 512). The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon an Event of Default, and should the Debenture Trustee or such holders of Junior Subordinated Debentures fail to make such declaration the holders of at least 25% in aggregate liquidation preference of Preferred Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Debenture Trustee. (Section
502).

     The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture. (Section 513). BFG is required to file annually with the Debenture Trustee a certificate as to whether or not BFG is in compliance with all the conditions and covenants applicable to it under the Indenture. (Section
1004).

     In case any Event of Default (as defined in the Indenture) shall occur and be continuing, the Issuer will have the right to declare the principal of and the interest on the Junior Subordinated Debentures (including any Additional Interest) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debentures.

     A voluntary or involuntary dissolution of the Issuer prior to redemption or maturity of the Junior Subordinated Debentures would not constitute an Event of Default with respect to the Junior Subordinated Debentures. If the Issuer is dissolved, an event BFG and the Issuer consider to be remote, any of the following, among other things, could occur: (i) a distribution of the Junior Subordinated Debentures to the holders of the Preferred Securities, (ii) a cash distribution to the holders of the Preferred Securities out of the sale of assets of the Issuer, after satisfaction of liabilities to creditors, (iii) a permitted redemption at par of the Junior Subordinated Debentures, and a consequent redemption of a Like Amount of the Preferred Securities, at the option of BFG under the circumstances described in "-- Optional Redemption" or (iv) the rollover of the Trust Property into another entity with similar characteristics.

FORM, EXCHANGE, AND TRANSFER

     The Junior Subordinated Debentures will be issuable only in registered form, without coupons and only in denominations of $25 and integral multiples thereof. (Section 302)

     Subject to the term of the Indenture, Junior Subordinated Debentures may be presented for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by BFG for such purpose. No service charge will be made for any registration of transfer or exchange of Junior Subordinated Debentures, but BFG may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. BFG has appointed the Trustee as Security Registrar. (Section 305) BFG may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts. (Section 1002)

     If the Junior Subordinated Debentures are to be redeemed in part, BFG will not be required to issue, register the transfer of or exchange any Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Junior Subordinated Debentures that may be selected for redemption and ending at the close of business on the day of such mailing, except the unredeemed portion of any such Junior Subordinated Debentures being redeemed in part. (Section 305)

PAYMENT AND PAYING AGENTS

     Payment of interest on a Junior Subordinated Debenture on any Interest Payment Date will be made to the Person in whose name such Junior Subordinated Debenture (or one or more predecessor securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Principal of and any interest on the Junior Subordinated Debentures will be payable at the office of such Paying Agent or Paying Agents as BFG may designate for such purpose from time to time, except that at the option of BFG payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. The corporate trust office of the Trustee in The City of New York is designated as BFG's sole Paying Agent for payments with respect to the Junior Subordinated Debentures. BFG may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts. (Section 1002)

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting BFG and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture, (i) extend the fixed maturity of the Junior Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture. (Section 902).

CONSOLIDATION, MERGER AND SALE

     The Indenture does not contain any covenant that restricts BFG's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions. (Section 801).

SATISFACTION AND DISCHARGE

     Under the terms of the Indenture, BFG will be discharged from any and all obligations in respect of the Junior Subordinated Debentures (except in each case for certain obligations to register the transfer or exchange of Junior Subordinated Debentures, replace stolen, lost or mutilated Junior Subordinated Debentures and hold moneys for payment in trust) if BFG deposits with the Debenture Trustee, in trust, moneys in an amount sufficient to pay all the principal of, and interest on, the Junior Subordinated Debentures on the dates such payments are due in accordance with the terms of such Junior Subordinated Debentures. (Section 401).

GOVERNING LAW

     The Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section
112).

MISCELLANEOUS

     BFG will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of BFG; provided, that, in the event of any such assignment, BFG will remain liable for all such obligations. The Issuer may not assign any of its rights under the Indenture without the prior written consent of BFG. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto. (Section
  ).

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
              THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

     As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation preference of the Preferred Securities and the Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) the Trust Agreement provides that BFG shall pay for all, and the Issuer shall not be obligated to pay, directly or indirectly, for any, costs, expenses and liabilities of the Issuer, including any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which the Issuer may become subject, except for United States withholding taxes and the Issuer's obligations to Preferred Securityholders under the Preferred Securities; and (iv) the Trust Agreement further provides that the Trustee shall not cause or permit the Issuer to, among other things, engage in any activity that is not consistent with the limited purposes of the Issuer.

     Payments of distributions and other amounts due on the Preferred Securities (to the extent the Issuer has funds legally available for the payment of such distributions) are guaranteed by BFG as and to the extent set forth under "Description of the Guarantee." If and to the extent that BFG does not make payments on the Junior Subordinated Debentures, the Issuer will not pay distributions or other amounts due on the Preferred Securities.

     If the Guarantee Trustee fails to enforce the Guarantee, a holder of a Preferred Security may, after a period of 30 days has elapsed from the date of such holder's written request to the Guarantee Trustee to enforce the Guarantee, institute a legal proceeding directly against BFG to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer or any other person or entity.

     The Preferred Securities evidence the rights of the holders thereof to the benefits of the Trust, a trust that exists for the sole purpose of issuing its Issuer Securities and investing the proceeds thereof in debt securities of BFG, while the Junior Subordinated Debentures represent indebtedness of BFG. A principal difference between the rights of a holder of a Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture will accrue, and (subject to the permissible extension of the interest period) is entitled to receive, interest on the principal amount of Junior Subordinated Debentures held, while a holder of Preferred Securities is only entitled to receive distributions if and to the extent the Issuer has funds legally available for the payment of such distributions.

     Upon any voluntary or involuntary dissolution, winding-up or termination of the Issuer, the holders of Preferred Securities will be entitled to receive, out of assets legally available for distribution to holders, the Liquidation Distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution". Upon any voluntary or involuntary liquidation or bankruptcy of BFG, the Issuer, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of BFG, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest, before any stockholders of BFG receive payments or distributions. Since BFG is Guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Issuer (other than United States withholding taxes and other than the Issuer's obligations to Preferred Securityholders under the Preferred Securities), the positions of a holder of Preferred Securities and a holder of Junior Subordinated Debentures relative to other creditors and to stockholders of BFG in the event of liquidation or bankruptcy of BFG would be substantially the same.

     A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Junior Subordinated Debentures. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Junior Subordinated Debentures provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Junior Subordinated Debentures would constitute an Event of Default under the Indenture.

                             UNITED STATES TAXATION

GENERAL

     This section is a summary of the principal United States Federal income tax considerations that may be relevant to prospective purchasers of Preferred Securities and represents the opinion of White & Case, special counsel to BFG and the Issuer, insofar as it relates to matters of law and legal conclusions with respect thereto. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change (which change may be retroactive). Subsequent changes may cause tax consequences to vary substantially from the consequences described below.

     The following discussion does not address all United States Federal income tax matters affecting holders of Preferred Securities ("Preferred Securityholders"). Moreover, the discussion addresses the United States Federal income tax considerations of Preferred Securityholders who are citizens or residents of the United States, corporations, partnerships or other entities created or organized in or under the laws of the United States or any political subdivision thereof or therein, estates or trusts the income of which is subject to United States Federal income taxation regardless of its source or other holders who otherwise are subject to United States Federal income taxation on a net income basis with respect to Preferred Securities ("U.S. Holders") that hold the Preferred Securities as a capital asset and does not address the tax consequences to Preferred Securityholders who are not U.S. Holders ("Non-U.S. Holders"). This summary does not address tax considerations applicable to Preferred Securityholders that may be subject to special tax rules, such as banks, insurance companies, tax-exempt organizations or dealers in securities or currencies, or to Preferred Securityholders that will hold Preferred

Securities as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States Federal income tax purposes or that have a "functional currency" other than the United States dollar. In addition, this summary does not address the tax consequences to Preferred Securityholders that do not purchase Preferred Securities as part of their initial distribution. Accordingly, each prospective Preferred Securityholder, including Non-U.S. Holders, should consult, and should depend on, his or her own tax advisor in analyzing the United States Federal, state, local and foreign tax consequences of the purchase, ownership, sale or exchange of Preferred Securities.

     While the Company believes, based upon the advice of its special counsel, that the Junior Subordinated Debentures should be treated as indebtedness for United States Federal income tax purposes, Preferred Securityholders should note that the Internal Revenue Service (the "Service") may attempt to treat the Junior Subordinated Debentures as equity rather than indebtedness for tax purposes. If the Service were successful in such attempt, the Preferred Securities would be subject to redemption at the option of BFG as described under "Description of the Preferred Securities -- Redemption."

INCOME FROM PREFERRED SECURITIES

     In the opinion of White & Case, the Issuer will not be classified as an association taxable as a corporation for United States Federal income tax purposes. Each Preferred Securityholder will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures. Accordingly, each U.S. Holder will be required to include in its gross income its share of the interest income accrued with respect to the Junior Subordinated Debentures whether or not actually distributed to the Preferred Securityholders. No portion of such income will be eligible for the dividends received deduction.

SALE OF PREFERRED SECURITIES

     Any gain or loss will be recognized by a U.S. Holder on a sale of Preferred Securities, including a redemption for cash, and will be equal to the difference between the amount realized and the Preferred Securityholder's adjusted tax basis in the Preferred Securities sold. A U.S. Holder's adjusted tax basis in a Preferred Security generally will equal the issue price of such Preferred Security increased by the amount of original issue discount previously includible in the gross income of such holder and decreased by the amount of any payments received on such Preferred Security. Any gain or loss recognized by a U.S. Holder on the sale of a Preferred Security held for more than one year generally will be taxable as long-term capital gain or loss.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

     Under the Indenture, BFG has the option to extend from time to time the interest payment period on the Junior Subordinated Debentures to a period not exceeding 20 consecutive quarters but not beyond the maturity date of the Junior Subordinated Debentures. BFG's option to extend the interest payment period will cause the Junior Subordinated Debentures to be treated as issued with "original issue discount" for United States Federal income tax purposes. Accordingly, a U.S. Holder will accrue interest income (i.e., original issue discount) under a constant yield basis over the term of the Junior Subordinated Debentures (including any Extension Period), regardless of the receipt of cash with respect to the period to which such income is attributable.

     As a result, U.S. Holders of record during an Extension Period will include interest in gross income in advance of the receipt of cash, and any such holders who dispose of Preferred Securities prior to the record date for the payment of distributions following such Extension Period will include interest in gross income but will not receive any cash related thereto. The tax basis of a Preferred Security will be increased by the amount of any original issue discount that is included in income without a receipt of cash, and will be decreased when and if such cash is subsequently received by such U.S. Holder.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     In general, information reporting requirements will apply to payments on, and proceeds from the sale of, a Preferred Security to a noncorporate United States person within the United States and "backup withholding" at a rate of 31% will apply to such payments if such United States person fails to provide an accurate taxpayer identification number. Generally, such information reporting will be made on Forms 1099 by the 31st of January following each calendar year.

     Payments of the proceeds from the sale of Preferred Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

     These backup withholding tax and information reporting rules are subject to proposed Treasury Regulations and currently are under review by the United States Treasury. Accordingly, the application of such rules to the Preferred Securities could be changed.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, BFG and the Issuer have agreed that the Issuer will issue and sell to each of the Underwriters named below, and each of the Underwriters, for whom Goldman, Sachs & Co. are acting as Representatives, has severally agreed to purchase from the Issuer the respective number of Preferred Securities set forth opposite its name below:

                                                                              NUMBER OF
                                UNDERWRITER                              PREFERRED SECURITIES
                                -----------                              --------------------

     Goldman, Sachs & Co...............................................
                                                                               ---------
               Total...................................................        4,400,000
                                                                               =========

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Preferred Securities offered hereby, if any are taken.

     The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of $.50 per Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.25 per Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.

     The Issuer has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to 660,000 additional Preferred Securities to cover over-allotments, if any, at the initial public offering price (with additional Underwriters' Compensation), as set forth on the cover page of this Prospectus. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Preferred Securities to be purchased by each of them, as shown in the foregoing table, bears to the number of Preferred Securities initially offered hereby.

     In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures, the Underwriting Agreement provides that BFG will pay as compensation ("Underwriters' Compensation"), for the Underwriters' arranging the investment therein of such proceeds, an amount in New York Clearing House (next day) funds of $.7875 per Preferred Security for the accounts of the several Underwriters.

     BFG and the Issuer have agreed, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the date, after the closing date, on which the distribution of the Preferred Securities and the Guarantee ceases, as determined by the Underwriters, or (ii) 90 days after the closing date, not to offer, sell, contract to sell, or otherwise dispose of any Preferred Securities, any other interests of the Issuer, or any preferred stock or any other securities of the Issuer or BFG which are substantially similar to the Preferred Securities including the Guarantee, or any securities convertible into or exchangeable for Preferred Securities, preferred stock or such substantially similar securities of either the Issuer or BFG, without the prior written consent of the Representatives.

     In accordance with Section 34 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., no sales of Preferred Securities may be made to a discretionary account without the prior written approval of the customer.

     Prior to this offering, there has been no public market for the Preferred Securities. Application will be made to list the Preferred Securities on the New York Stock Exchange (the "Exchange"). In order to meet one of the requirements for listing the Preferred Securities on the Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders. Trading of the Preferred Securities on the Exchange is expected to commence within a seven-day period after the initial delivery of the Preferred Securities. The Representatives have advised BFG that they intend to make a market in the Preferred Securities prior to commencement of trading on the Exchange, but are not obligated to do so and may discontinue any such market making at any time without notice.

     The Issuer and BFG have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Certain of the Underwriters engage in transactions with, and from time to time have performed services for, BFG in the ordinary course of business. John
L. Weinberg, Senior Chairman and a retired general partner of Goldman, Sachs & Co., is a director of the Company. Goldman, Sachs & Co. has rendered financial advisory services to the Company from time to time and has received customary fees for its services.

                                    EXPERTS

     The consolidated financial statements of The B.F.Goodrich Company incorporated by reference in The B.F.Goodrich Company's Form 10-K for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           VALIDITY OF THE SECURITIES

     Certain matters of Delaware law relating to the validity of the Preferred Securities, the validity of the Trust Agreement and the formation of the Issuer are being passed upon by White & Case, counsel to BFG and the Issuer. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon on behalf of the Issuer and BFG by Nicholas J. Calise, Vice President, Associate General Counsel and Secretary of BFG, and on behalf of the Underwriters by Sullivan & Cromwell, counsel to the Underwriters. As of May 27, 1995, Mr. Calise owned approximately 3,420 shares of BFG's Common Stock. In addition, he held 2,000 shares of Restricted Stock and 6,100 Performance Shares under BFG's Key Employees' Stock Option Plan and Performance Share Plan, all of which are subject to forfeiture; held options to purchase 35,500 shares of Common Stock; and had credited to his account in BFG's Retirement Plus Savings Plan approximately 6,126 shares of Common Stock.

- ------------------------------------------------------
- ------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                               ------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Available Information.................   2
Incorporation of Certain Documents by
  Reference...........................   2
Risk Factors..........................   3
BFGoodrich Capital....................   5
The B.F.Goodrich Company..............   5
Summary Financial Information of
  BFG.................................   8
Use of Proceeds.......................   9
Capitalization........................   9
Description of the Preferred
  Securities..........................   9
Description of the Guarantee..........  18
Description of the Junior Subordinated
  Debentures..........................  20
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Debentures and the Guarantee........  25
United States Taxation................  26
Underwriting..........................  29
Experts...............................  31
Validity of the Securities............  31

- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                                   4,400,000

                              PREFERRED SECURITIES

                               BFGOODRICH CAPITAL

                                     % CUMULATIVE
                           QUARTERLY INCOME PREFERRED
                              SECURITIES, SERIES A

                            guaranteed to the extent
                              set forth herein by

                                THE B.F.GOODRICH
                                    COMPANY
                              -------------------
                                   PROSPECTUS
                              -------------------

                              GOLDMAN, SACHS & CO.

                      REPRESENTATIVES OF THE UNDERWRITERS
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

     Securities and Exchange Commission registration fee...................    $ 43,621
     Printing expenses.....................................................      60,000
     Rating agency fees....................................................     101,000
     New York Stock Exchange listing fee...................................      48,000
     Trustee's fees........................................................      18,000
     Legal fees............................................................     100,000
     Accounting expenses...................................................      25,000
     Blue Sky fees and expenses............................................      18,000
     Other.................................................................      36,379
                                                                               --------
          Total............................................................    $450,000
                                                                               =========

- ---------------

     *All amounts other than the registration fee are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under BFG's Restated Certificate of Incorporation no member of the Board of Directors shall have any personal liability to BFG or its shareholders for damages for any breach of duty in such capacity, provided that such liability shall not be limited if a judgment or other final adjudication adverse to the Director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the Director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the Director's acts violated section 719 of the New York Business Corporation Law ("B.C.L.") (generally relating to the improper declaration of distributions, improper purchases of shares, improper distribution of assets after dissolution, or making any improper loans to directors contrary to specified statutory provisions). Reference is made to Article TWELFTH of BFG's Restated Certificate of Incorporation filed as Exhibit 3(a) to BFG's Quarterly Report on Form 10-Q for the quarter ended September 30, 1988.

     Under BFG's By-Laws, any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of BFG or served any other corporation in any capacity at the request of BFG shall be indemnified by BFG to the extent and in a manner permissible under the laws of the State of New York.

     In addition, BFG's By-Laws provide indemnification for directors and officers where they are acting on behalf of BFG where the final judgment does not establish that the director or officer acted in bad faith or was deliberately dishonest, or gained a financial profit or other advantage to which he was not legally entitled. The By-Laws provide that the indemnification rights shall be deemed to be "contract rights" and continue after a person ceases to be a director or officer or after rescission or modification of the By-Laws with respect to prior occurring events. They also provide directors and officers with the benefit of any additional indemnification which may be permitted by later amendment to the B.C.L. The By-Laws further provide for advancement of expenses and specify procedures in seeking and obtaining indemnification. Reference is made to Article VI of BFG's By-Laws filed as Exhibit 3(b) to BFG's Quarterly Report on Form 10-Q for the quarter ended September 30, 1988.

     BFG has insurance to indemnify its directors and officers, within the limits of BFG's insurance policies, for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of New York.

     Reference is made to Sections 721 through 726 of the B.C.L., which are summarized below.

     Section 721 of the B.C.L. provides that indemnification pursuant to the B.C.L. shall not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Section 722(a) of the B.C.L. provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any civil or criminal action, other than a derivative action, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to derivative actions, Section 722(c) of the B.C.L. provides that a director or officer may be indemnified only against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense or settlement of such action, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.

     Section 723 of the B.C.L. specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification may be made by the corporation only if authorized by any of the corporate actions set forth in such Section 723 (unless the corporation has provided for indemnification in some other manner as otherwise permitted by Section 721 of the B.C.L.).

     Section 724 of the B.C.L. provides that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 of the B.C.L. Section 725 of the B.C.L. contains certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled thereto.

     Section 726 of the B.C.L. authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

     In the Trust Agreement, BFG has agreed to indemnify the Trustees for, and to hold the Trustees harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Trust Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

ITEM 16.  EXHIBITS

    1.1      Form of Underwriting Agreement
    4.1      Certificate of Trust of BFGoodrich Capital
    4.2      Form of Amended and Restated Trust Agreement
    4.3      Form of Indenture among BFG, the Issuer and The Bank of New York, as Debenture
             Trustee
    4.4      Form of Preferred Security (included in Exhibit 4.2)
    4.5      Form of Junior Subordinated Debenture (included in Exhibit 4.3)
    4.6      Form of Guarantee by BFG and The Bank of New York, as Guarantee Trustee
   *5.1      Opinion of White & Case re validity of Preferred Securities
   *5.2      Opinion of Nicholas J. Calise, Esq., Vice President, Associate General Counsel
             and Secretary of BFG, re validity of Guarantee and Junior Subordinated
             Debentures
   *8.1      Opinion of White & Case re tax matters
   12.1      Computation of Ratios of Earnings to Fixed Charges
   12.2      Computation of Ratios of Earnings to Fixed Charges and Preferred Dividends
   23.1      Consent of Ernst & Young LLP, independent auditors
   23.2      Consent of White & Case (included in Exhibit 5.1 above)
   23.3      Consent of Nicholas J. Calise, Esq. (included in Exhibit 5.2 above)
   23.4      Consent of White & Case (included in Exhibit 8.1 above)
   24.1      Power of Attorney of BFG
   25.1      Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
             The Bank of New York, as Debenture Trustee under the Indenture
   25.2      Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
             The Bank of New York, as Trustee under the Trust Agreement of the Issuer
   25.3      Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
             The Bank of New York, as Guarantee Trustee under the Guarantee

- ---------------
* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant, The B.F.Goodrich Company, hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of such registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the Registrants pursuant to the provisions described under Item 15 above, or otherwise, each of the Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the Registrants of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Each of the undersigned registrants hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE B.F.GOODRICH COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON JUNE 5, 1995.

                                          THE B.F.GOODRICH COMPANY

                                          By:   /s/ N. J. CALISE
                                             ----------------------------------
                                                     Nicholas J. Calise
                                             Vice President, Associate General
                                                    Counsel and Secretary

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON JUNE 5, 1995 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

              *STEVEN G. ROLLS                             *JEANETTE GRASSELLI BROWN
- ---------------------------------------------    ---------------------------------------------
              (STEVEN G. ROLLS)                           (JEANNETTE GRASSELLI BROWN)
        Vice President and Controller                              Director
       (Principal Accounting Officer)

          *GEORGE A. DAVIDSON, JR.                             *JAMES J. GLASSER
- ---------------------------------------------    ---------------------------------------------
          (GEORGE A. DAVIDSON, JR.)                           (JAMES J. GLASSER)
                  Director                                         Director

             *THOMAS H. O'LEARY                                  *JOHN D. ONG
- ---------------------------------------------    ---------------------------------------------
             (THOMAS H. O'LEARY)                                 (JOHN D. ONG)
                  Director                             Chairman of the Board, President,
                                                     Chief Executive Officer and Director
                                                         (Principal Executive Officer)

             *JOSEPH A. PICHLER                             *ALFRED M. RANKIN, JR.
- ---------------------------------------------    ---------------------------------------------
             (JOSEPH A. PICHLER)                            (ALFRED M. RANKIN, JR.)
                  Director                                         Director

                *IAN M. ROSS                                    *D. LEE TOBLER
- ---------------------------------------------    ---------------------------------------------
                (IAN M. ROSS)                                   (D. LEE TOBLER)
                  Director                           Executive Vice President and Director
                                                         (Principal Financial Officer)

             *WILLIAM L. WALLACE
- ---------------------------------------------    ---------------------------------------------
            (WILLIAM L. WALLACE)                              (JOHN L. WEINBERG)
                  Director                                         Director

              *A. THOMAS YOUNG
- ---------------------------------------------
              (A. THOMAS YOUNG)
                  Director

*By /s/ N. J. CALISE
   ------------------------------------------
        NICHOLAS J. CALISE,
          Attorney-in-Fact

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, BFGOODRICH CAPITAL CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY
AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON JUNE   , 1995.

                                            BFGOODRICH CAPITAL

                                            By: THE BANK OF NEW YORK

                                                By: /s/  MARY JANE MORRISSEY
                                                ------------------------------
                                                Name:  Mary Jane Morrissey
                                                Title:  Assistant Vice President

                                 EXHIBIT INDEX

    1.1      Form of Underwriting Agreement
    4.1      Certificate of Trust of BFGoodrich Capital
    4.2      Form of Amended and Restated Trust Agreement
    4.3      Form of Indenture among BFG, the Issuer and The Bank of New York, as Debenture
             Trustee
    4.4      Form of Preferred Security (included in Exhibit 4.2)
    4.5      Form of Junior Subordinated Debenture (included in Exhibit 4.3)
    4.6      Form of Guarantee by BFG and The Bank of New York, as Guarantee Trustee
   *5.1      Opinion of White & Case re validity of Preferred Securities
   *5.2      Opinion of Nicholas J. Calise, Esq., Vice President, Associate General Counsel
             and Secretary of BFG, re validity of Guarantee and Junior Subordinated
             Debentures
   *8.1      Opinion of White & Case re tax matters
   12.1      Computation of Ratios of Earnings to Fixed Charges
   12.2      Computation of Ratios of Earnings to Fixed Charges and Preferred Dividends
   23.1      Consent of Ernst & Young LLP, independent auditors
   23.2      Consent of White & Case (included in Exhibit 5.1 above)
   23.3      Consent of Nicholas J. Calise, Esq. (included in Exhibit 5.2 above)
   23.4      Consent of White & Case (included in Exhibit 8.1 above)
   24.1      Power of Attorney of BFG
   25.1      Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
             The Bank of New York, as Debenture Trustee under the Indenture
   25.2      Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
             The Bank of New York, as Trustee under the Trust Agreement of the Issuer
   25.3      Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
             The Bank of New York, as Guarantee Trustee under the Guarantee

- ---------------
* To be filed by amendment.